Exhibit 10.1

RESEARCH SERVICES AGREEMENT

This Research Services Agreement ("Agreement") is made on February 4, 2022 ("Effective Date"), and entered into by and between Ampio Pharmaceuticals, Inc., a Delaware corporation, having its address at 373 Inverness Parkway, Suite 200 Englewood, Colorado 80112 ("Company") and Trauma Research LLC, a Colorado limited liability company, having its address at 900 East Oxford Lane, Englewood, Colorado 80110 ("Contractor"). Company and Contractor may individually be referred to herein as "Party" and collectively as the "Parties".

1.Engagement of Services. The Parties may enter into one or more research project assignments (the form of which is attached to this Agreement as Exhibit A) (each executed research project assignment, a "Research Project Assignment"). Upon execution, each Research Project Assignment will be binding on the Parties and incorporated herein. Contractor will render the research services set forth in each Research Project Assignment (the "Services") by the completion dates set forth therein.

2.Compensation. During the Term, Company will pay Contractor the fees set forth in each Research Project Assignment for Services rendered pursuant to this Agreement and to any such Research Project Assignment (the "Contractor Services Fee"). Contractor will be reimbursed only for expenses which are expressly provided for in a Research Project Assignment or which have been approved in advance in writing by Company, within thirty (15) days of receipt of Contractor's invoice, provided Contractor has furnished such documentation for authorized expenses as Company may reasonably request. Upon termination of this Agreement for any reason other than Contractor's uncured breach of this Agreement, Contractor will be paid only for those Contractor Services Fees on the basis stated in the Research Project Assignment(s) for work which has been timely and properly completed prior to such termination. Contractor will be entitled to no further payments from Company in the event this Agreement is terminated due to Contractor's uncured breach of this Agreement.

3.Research Projects.

3.1The Services will be under the direction of Dr. David Bar-Or (the "Principal Investigator") and will be conducted at one or more other suitable facilities selected by Contractor. The Principal Investigator shall properly supervise all persons performing services in connection with the Services and shall ensure that they comply with the terms of this Agreement and any requirements identified in the Research Project Assignment.

3.2Company's designated representative for consultation and communications with the Principal Investigator shall be Mike Martino or such other person as Company may from time to time designate in writing to Contractor and to the Principal Investigator.

3.3During the Term, Company's representatives may consult informally with the Principal Investigator and other Contractor representatives regarding the Services, both personally and by telephone. Access to work carried on by Contractor in the course of these consultations shall be under the reasonable control of the Principal Investigator but shall be made available on a reasonable basis for observation of the work.

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3.4The Principal Investigator will make up to four oral reports each year during the Term as requested by Company's designated representative. Within ninety (90) days after termination of this Agreement, the Principal Investigator shall prepare a final report summarizing all activities undertaken and accomplishments achieved through the performance of the Services.

4.Records. Contractor will keep accurate financial and scientific records directly relating to the Services, which fully and properly reflect all work done and results achieved in the performance of the Services (including all data in the form required by applicable laws and regulations), and will make such records available to Company or its authorized representative throughout the Term and for a period of one year following termination of the Agreement, or for such longer period required by law during normal business hours upon reasonable notice. Prior to destroying or otherwise disposing of any such records, Contractor will provide Company a reasonable opportunity to take possession of the records at Company's own expense.

5.Independent Contractor Relationship. The Parties' relationship hereunder is that of independent contractors. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between the Parties. Contractor shall control the manner and means of performing Contractor's obligations hereunder, including retention of third parties to act on Contractor's behalf, such as the staff at the Swedish Department, Swedish Laboratory, and St. Anthony Department ("Contractor's Agents"), provided, however, that Contractor shall cause Contractor's Agents to observe the provisions of Section 6 of this Agreement and Contractor shall be responsible for the performance of Contractor's Agents. Contractor will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits.   Contractor is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager. Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Contractor's compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. While on the Company's premises or using the Company's equipment, Contractor shall comply with all applicable policies of Company relating to business and office conduct, health and safety, and use of Company's facilities, supplies, information technology, equipment, networks, and other resources.

6.Confidential Information.

6.1Definition of Confidential Information. "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company, its suppliers and customers, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing,

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manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. All data or results from the performance of the Services shall be Confidential Information and exclusively owned by Company. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Company or to Contractor while conducting Company's business or performing its respective services hereunder.

6.2Nondisclosure and Nonuse Obligations. Contractor will use the Confidential Information solely to perform its obligations pursuant to the Services, solely for the benefit of Company. Contractor agrees that it shall treat all Confidential Information with the same degree of care as it treats its own like confidential information, but in all cases using no less than reasonable care. Contractor agrees that it may disclose Confidential Information only to those of its employees who need to know such information for purposes of carrying out the Research Project Assignment(s) and who have previously agreed , either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those of this Agreement. Contractor will immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Contractor agrees to assist Company in remedying any such unauthorized use or disclosure of the Confidential Information. If, in connection with providing services hereunder, Contractor desires to disclose Confidential Information to third parties, Contractor may do so only with the prior written consent of Company and after providing Company with a copy of an executed confidentiality agreement binding such third party to terms at least as stringent as the confidentiality terms contained in this Section 6.

6.3Exclusions from Nondisclosure and Nonuse Obligations. Contractor' s obligations under Section 6.2 with respect to any portion of Confidential Information shall terminate when Contractor can document that: (a) it was in the public domain at or subsequent to the time it was communicated to Contractor by Company through no fault of Contractor; (b) it was rightfully in Contractor's possession free of any obligation of confidence at or subsequent to the time it was communicated to Contractor by Company; (c) it was developed by employees or agents of Contractor independently of and without reference to any information communicated to Contractor by Company;

6.4Authorized Disclosure. This Agreement shall not restrict Contractor from disclosing Confidential Information to the extent required by applicable law or as requested by any judicial, regulatory, law enforcement, or governmental authority, provided, however, that Contractor shall, to the extent legally permissible, give notice of such requirement or request to Company so that Company may seek (at Company' s expense) a protective order or other appropriate relief.

6.5Disclosure of Third Party Information. Neither Party shall communicate any information to the other Party in violation of the proprietary rights of any third party.

6.6Publication and Academic Rights. Contractor shall not issue any press releases or make any public presentation or announcement with respect to the existence of this Agreement or the details hereof, without the prior, written consent of Company; provided, however that such restriction shall not apply to disclosures or reporting within Contractor's organization or where required by law. Neither Party shall use the other Party's name or the name of its officers, directors,

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or employees in any advertising, sales, promotional, or publicity materials without the prior, written consent of the other Party. The results of the Services may be published in scientific literature and may also be used in submissions to regulatory authorities. It is the intention of the Parties that Company and the Principal Investigator will publish or present the results of the Services together, unless specific permission is obtained in advance from Company for Contractor to publish separate results. For publication of separate results by Contractor, Contractor must provide Company with a copy of materials for publication or presentation thirty (30) days prior to submission so that Company may: (a) review such materials for accuracy of background information, (b) determine that such publication will not compromise Company's ongoing patent rights or any Confidential Information, and (c) take necessary action to protect Company patent rights.

7.Ownership Rights in Company Property.

7.1Company shall be the sole and exclusive owner of Company Property. "Company Property" means (a) all materials (including, without limitation, all documents, data, reports, drawings, analyses, equipment, products, prototypes, services and other work) furnished to Contractor by Company, produced by Contractor before the Effective Date for or with Company, or produced after the Effective Date by Contractor in the performance of this Agreement or pursuant to any Research Project Assignment; and (b) all copyrights, patents, trade secrets, inventions, and other proprietary or intellectual property rights produced before or after the Effective Date. by Contractor in the performance of this Agreement or pursuant to any Research Project Assignment or the performance of any Services. The term "Company Property" does not include any general know-how, methodology, processes, products, devices or experience of Contractor gained prior to performance of the Services or from experience gained parallel to performance of the Services from unrelated sources. To the fullest extent permitted by law, all Company Property produced before or after the Effective Date shall be deemed to be "Works for Hire" for the benefit of Company, as U.S. federal and international copyright law defines that term. To the extent Company Property may not be considered Works for Hire, Contractor hereby irrevocably and unconditionally sells, assigns, and transfers all of its rights, title, and interest in Company Property to Company, without additional consideration. Contractor shall promptly execute and deliver all documents and instruments reasonably requested by Company to evidence such transfers and Contractor shall be reimbursed for reasonable expenses incurred in order to comply with this obligation. Further, Contractor hereby irrevocably waives and releases in favor of Company any unassignable rights, including any "moral" rights, that Contractor or any of its employees, officers, or agents may have in or to any Company Property.

7.2Contractor unconditionally grants to Company a non-exclusive, perpetual , irrevocable , worldwide, fully-paid right and license, with the right to sublicense through multiple levels of sublicensees , under any copyrights, patents, trade secrets, inventions, and other intellectual property or proprietary rights of Contractor used or incorporated into or otherwise necessary to exploit any Company Property, to: (a) reproduce, create derivative works of, distribute, publicly perform, publicly display, transmit, and otherwise use the Company Property in any medium or format, whether now known or hereafter discovered, (b) use, make, have made, sell, offer to sell, import, and otherwise exploit the Company Property, and (c) exercise any and all other present or future rights in the Company Property without restriction.

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7.3Contractor represents and warrants that its employees, agents (including the Principal Investigator), and any other persons performing the Services for or in connection with Contractor are contractually obliged to convey to Company all right, title, and interest in and to Company Property and that all third parties given access to Confidential Information or Company Property by Contractor will have entered into a confidentiality, non-disclosure, and invention assignment agreement the terms of which are at least as protective of the Confidential Information and Company Property as those in this Agreement.

8.Return of Company's Property. Contractor agrees to promptly deliver the original and any copies of the Company Property to Company at any time upon Company's request. Upon termination  of this Agreement  by any Party for any reason, Contractor agrees to promptly deliver to Company or destroy, at Company's option, the original and any copies  of  the  Company Property.  Contractor agrees to certify in writing that Contractor has so returned or destroyed all such Company Property if Company so requests.

9.Materials Transfer.

9.1It is contemplated that Company will, during the course of the Services, provide Contractor various chemical and biological materials, including,  without limitation, compounds, cell lines, tissue and fluid samples, and associated know-how and data owned by or proprietary to Company (or proprietary to a third party from which such materials were obtained) ("Company Material"). Company shall provide any Company Material necessary for. performance of the Services pursuant to a separate Material Transfer Agreement to be entered into by the Parties. Company shall be free, in its sole discretion, to distribute Company Material provided to the Contractor to others and to use it for its own purposes.

9.2Company Material shall be used by the Principal Investigator solely in connection with the Services and not for any other purpose  without the prior written consent of Company, which consent shall not be unreasonably withheld.  Contractor  shall not distribute,  release, or  in any way disclose Company Material to any person or entity other than laboratory personnel under the Principal Investigator's direct supervision. Except as expressly  provided  by the  Research Project Assignment, Contractor shall not reverse engineer, decompile, decode, disassemble, or otherwise attempt to determine the specific formula or composition of any Company Material.

9.3Contractor shall ensure that no one will be allowed to take or send Company Material to any other location, unless written permission is obtained from Company. Company Material is made available by Contractor and Company for investigational use only in laboratory animals or in vitro experiments. Neither Company Material, nor any chemical or  biological materials treated therewith or derived therefrom, will be used in human beings.

9.4This Agreement and the resulting transfer of Company Material constitute a license to use Company Material solely for purposes of the Services. Except as otherwise provided in this Agreement, the Receiving Party agrees that nothing pursuant to this Section 9 shall be deemed to grant any rights under any patents. At the request of Company, Contractor will return all unused Company Material, whether or not during the Term.

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9.5Any Company Material provided is experimental in nature and shall be provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THERE IS NO REPRESENTATION OR WARRANTY THAT THE USE OF COMPANY MATERIAL WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

9.6In no event shall Company be liable for any use by Contractor of Company Material or any loss, claim, damage or liability , of whatsoever kind or nature, which may arise from or in connection with this Agreement or the use, handling or storage of Company Material.

9.7Contractor will use Company Material in compliance with all laws, governmental regulations and guidelines applicable to Company Material.

10.	Term and Termination .

10.1Term. This Agreement is effective as of the Effective Date set forth above and will continue until terminated as set forth below ("Term").

10.2Termination by Company. Company may terminate this Agreement, with or without cause, at any time upon ninety (90) days prior written notice to Contractor.

10.3Termination by Contractor. Contractor may terminate this Agreement, with or without cause, at any time upon ninety (90) days' prior written notice to Company.

10.4Survival. Sections 4, 5, 6, 7, 9.5, 10, 11, 13, and 17-23 will survive any termination or expiration of this Agreement.

11.Notices. Any notice which a Party is required or permitted to give to another Party shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to the other Party at the appropriate address set forth in this Section 11 below, or at such other address as another Party may from time to time designate in writing. The date of personal delivery or the date of mailing of any such notice shall be deemed to be the date of delivery thereof.

Ifto Company:	373 Inverness Parkway, Suite 200
Englewood, CO 80112
Attn: Michael A. Martino, CEO
If to Contractor:	900 East Oxford Lane
Englewood, CO 80110
Attn: Dr. David Bar-Or

12.	Re12resentations and Warranties.

12.1Quality. Contractor represents and warrants to Company that the Services performed under this Agreement shall be performed with the degree of skill and care that is required by current, good and sound professional procedures and practices, and in conformance with generally accepted professional standards prevailing at the time the work is performed so as

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to ensure that the Services performed are correct and appropriate for the purposes contemplated in this Agreement and related Research Project Assignments.

12.2Compliance. Contractor represents and warrants to Company that in the course of performing the Services and in connection with all activities hereunder, Contractor will comply with applicable laws, rules, regulations, guidelines, and generally accepted standards, including, but not limited to, regulations of the U.S. Food and Drug Administration ("FDA") and Contractor has not been, will not be, and will not use in any capacity the services of any person who has been debarred or disqualified by the FDA pursuant to the Generic Drug Enforcement Act of 1992 or any other equivalent of successor statutes, rules, or regulations. Contractor agrees to immediately notify Company in writing if Contractor or any such person has been debarred or disqualified or proceedings have been initiated with respect to such debarment or disqualification, whether such disbarment or initiation of proceedings occurs during or after the performance of the Services. Company shall have the right to terminate this Agreement upon receipt of notice from Contractor that Contractor received notice of action or threat of action with respect to debarment or becomes debarred as set forth in this Section 12.2. Further, Contractor agrees to abide by, at all times during the Term, the "Ampio Pharmaceuticals, Inc. Code of Business Conduct and Ethics," a copy of which is attached hereto as Exhibit B, and the "Ampio Pharmaceuticals, Inc. Insider Trading Policy," a copy of which is attached hereto as Exhibit C.

12.3General. Contractor represents and warrants to the Company that: (a) Contractor has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of Contractor's obligations in this Agreement; (b) Contractor entering into this Agreement with the Company and Contractor's performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Contractor is subject; (c) the Company will receive good and valid title to all Company Property, free and clear of all encumbrances and liens of any kind; and (d) Contractor has the right to bind Swedish and St. Anthony, to control the activities of the Swedish Department, Swedish Laboratory, and St. Anthony Department, and that Contractor has agreements in place with Swedish and St. Anthony that are not inconsistent with this Agreement.

12.4IP Infringement. Contractor represents to Company that the material, products, services, or other work assignments to be furnished, produced or performed under this Contract will not infringe any copyright, patent, trade secret, or license, or otherwise violate the intellectual property or proprietary rights, of any person or entity, to the best of its knowledge. Contractor agrees to indemnify, defend, and hold Company and its officers, directors, employees, and agents harmless from and against any and all liabilities, costs and damages arising out of any such infringement (whether or not known to Contractor) and from any suit, demand or claim made against Company alleging any such infringement. Contractor further agrees to pay any judgment or reasonable settlement offer resulting from such suit, demand or claim, and to pay all damages and attorney's fees. If there is such a claim, Contractor agrees to either procure for Company the right to continue using the material, replace them with non-infringing material, or modify them so that they become non-infringing.

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13.Indemnification.

13.1By Company. Company agrees to indemnify, defend, and hold harmless Contractor and its trustees, directors, officers, employees, agents, and contractors (collectively, the "Contractor Indemnitees") from damages finally awarded or finally paid in settlement in respect ofliability and losses (including reasonable attorney's fees and expenses) they suffer as the result of third-party claims, demands, costs, or judgments ("Losses"), to the extent such Losses arise out of: (i) personal injury of a third party directly resulting from use of the Company Materials by Contractor in accordance a Research Project Assignment, directions of Company, and applicable law; (ii) negligence, recklessness, or willful misconduct on the part of any Company Indemnitee (defined below); or (iii) a material breach of this Agreement by Company. Company's indemnification obligation shall not apply to the extent any Losses are indemnifiable by Contractor pursuant to Section 13.2 below.

13.2By Contractor. Contractor agrees to indemnify, defend, and hold harmless Company, its stockholders, directors, officers, employees, agents, and contractors ("Company Indemnitees") from third party Losses they suffer to the extent such Losses arise out of: (i) a failure by any Contractor Indemnitee to adhere to a Research Project Assignment, terms of this Agreement, or applicable law; (ii) negligence, recklessness, or willful misconduct on the part of any Contractor Indemnitee; or (iii) a material breach of this Agreement by Contractor.

14.Insurance. Company shall maintain, at its sole cost and expense, business and general liability coverage for the acts and omissions of itself, its officers, directors, employees and agents, including, but not limited to, covering claims, liabilities, damages and judgments which may arise out of its sponsorship of the Services. All such insurance shall be issued upon such forms and in such amounts that are reasonable and customary in the health care industry. Written documentation of this insurance coverage will be provided to Contractor upon request.

15.Conflicts of Interest. Contractor shall exercise reasonable care and diligence to prevent any actions or conditions that could result in a conflict with any Company interest. During the Term, Contractor shall not accept any employment or engage in any consulting work that creates a conflict of interest with Company or in any way compromises the services to be performed under this Agreement. Company understands that Contractor, alone or with other researchers, may be involved in conducting research on behalf of other sponsors.

16.Waiver. The failure of any Party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other Party shall not be deemed a waiver of that term, covenant or condition nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times

17.Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

18.Assignment. This Agreement may be assigned by Company in connection with an acquisition (by whatever means), including by merger with, or the sale of substantially all of its related business to, another. This Agreement may otherwise be assigned by Company only with the consent of Contractor, not to be unreasonably withheld. Contractor may not assign the Services or any portion of this Agreement without the prior written consent of Company.

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19.Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Research Project Assignments and Services undertaken by Contractor for Company. This Agreement may only be changed by mutual agreement of authorized representatives of the Parties in writing.

20.Defend Trade Secrets Act of 2016. Contractor acknowledges receipt of the following notice under 18 U.S.C § 1833(6)(1): "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal."

21.Non-Solicitation. Each Party agrees that it will not, directly or indirectly, in any manner, other than for the benefit of the other Party or with the other Party's prior written consent, during the Term and for a period of twelve (12) months after the termination or expiration of this Agreement, regardless of reason (the "Restricted Period"): (a) offer to hire, induce or attempt to induce any officer, employee or agent of the other Party or any of its affiliates or subsidiaries to discontinue his or her relationship with the other Party or any of its affiliates or subsidiaries; (b) directly or indirectly solicit, or attempt to solicit, any employee of the other Party; or (c) (i) call upon, solicit, divert or take away any of the customers, business or prospective customers of the other Party or any of its suppliers, and/or (ii) solicit, entice or attempt to persuade any other consultant of the other Party to leave the services of the other Party for any reason. For the avoidance of doubt, nothing in this Section 21 limits or prohibits a Party from having and advertising available job openings, or interviewing and hiring personnel of the other Party to the extent they are not directly solicited and/or respond to general job openings made available by a Party. If the provisions relating to the geographic or substantive scope of the restriction or the time period of the restriction exceed the maximum areas or period of time which a court or competent jurisdiction would enforce, the Parties agree that the areas and time period shall be deemed to be the maximum areas or time period which a court of competent jurisdiction would enforce in any state in which such court shall be convened.

22.Dis.Q_ute Resolution.

22.1Except as provided below, any dispute between the Parties arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Denver, Colorado.

22.2The arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by either Party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each Party and any third-party witnesses. In addition, each Party may take up to three depositions as of right,

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and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving Party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party to the arbitration shall provide to the other, no later than seven business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party's witness or expert. The arbitrator's decision and award shall be made and delivered within six months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each Party hereby irrevocably waives any claim to such damages.

22.3Each Party covenants and agrees that such Party will participate in the arbitration in good faith. This Section 22 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

22.4Each Party (a) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (b) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each Party hereby consents to service of process by registered mail at the address to which notices are to be given. Each Party agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of each other Party. Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

23.Counterparts. This Agreement may be signed in one or more counterparts.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:		CONTRACTOR:

Ampio Pharmaceuticals, Inc.		Trauma Research LLC

By:	/s/ Michael A. Martino	By:
Name:	Michael A.Martino	Name:	David Bar-Or
Title:	Chairman & CEO

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EXHIBIT A

RESEARCH PROJECT ASSIGNMENT

This Research Project Assignment (this “Research Project Assignment”), entered into in furtherance of that certain Research Services Agreement dated February 4, 2022 by and between Ampio Pharmaceuticals, Inc. ("Company") and Trauma Research LLC ("Contractor") (the"Agreement"), is effective as of February 4, 2022 (the "Research Project Assignment Effective Date") by and between Company and Contractor. This Research Project Assignment is governed by the terms of the Agreement. Any item in this Research Project Assignment that is inconsistent with that Agreement is invalid.

Ampio Pharmaceuticals and TR LLC Research Collaboration:

Research Program Plan

TR: David Bar-Or, MD, Melissa A. Hausburg, PhD, Jason S. Williams, PhD

Ampio FTE: Gregory W. Thomas, Raphael Bar-Or, Kristen Hirter, MS

Executive Summary

In vitro research will be conducted withAmpion (AR-100 and AR-300) to investigate 1) chondrogenesis to support disease modifying osteoarthritis drug (DMOAD) applications; 2) inflammasome mechanism of action to support target indications and development application outside of osteoarthritis (OA). These goals will be supported by A) in vitro work; B) RNA (transcriptomics), proteins (proteomics), and metabolites (metabolomics); C) bioinformatics with the aim to deliver a pre-clinical research program that supports effective transition into clinical development.

Ampion has been clinically shown to reduce pain and early studies support a delay total knee replacement in OA of the knee (OAK) patients. In vitro studies to support the hypothesis that Ampion promotes chondrogenesis and cartilage repair will support the development of the Ampion program.

Further, Ampion decreases proinflammatory mediators in multiple cell types, and may act by inhibiting inflammasome(s), a multiprotein complex that when aberrantly activated is associated with inflammatory disorders. Investigation of this pathway has far reaching therapeutic implications to potentially expand target indications outside of OA. In vitro studies will support the development of the Ampion program outside of OA.

Research report(s) will be delivered on a rolling basis within 4-6 weeks of completed work, and a full report summarizing all work performed will be presented quarterly. Pass through costs are estimated and will be purchased by theTR team using a specific job code assigned by Ampio Finance.

TABLE OF CONTENTS

EXECUTIVE SUMMARY	12

1.INVESTIGATION OF THE EFFECTS OF AMPION ON CHONDROCYTE BIOLOGY	16

Background	16

Aims	16

Materials and Methodology	16

Budget and Timelines	23

2.INVESTIGATION OF INFLAMMASOME INHIBITION BY AMPION	24

Background	24

Aims	24

Materials and Methodology	24

Budget and Tinielines	25

3.PROTEOMICS & METABOLOMICS ANALYSIS	27

Background	27

Aims	27

Materials and Methodology	27

Budget and Timeline	29

4.BIOINFORMATICS	31

Background	31

Aims	32

Resources and Materials	33

Methodology	34

Budget and Timeline	35

5.BUDGET SUMMARY	36

6.BUDGET APPROVAL	37

1.Investigation of the Effects of Am pion on Chondrocyte Biology

Background

The pathology of osteoarthritis (OA) involves a complex series of cellular events that results in the gradual loss of cartilage, fibrosis or stiffening of the synovial membrane, and osteophyte or bone spur formation. The bulk of the functional activity and structural framework of synovial joints is controlled by cells known as chondrocytes. Under normal circumstances, these cells regulate the turnover of extracellular matrix (ECM) and maintain tissue homeostasis. However, mechanical forces, aging, and underlying chronic inflammation drive differential changes and apoptosis of chondrocytes, resulting in degenerative joint conditions.

Current treatment options, such as corticosteroids and NSAIDs, attempt to address pain and inflammation but may prove detrimental with prolonged use. To evaluate Ampion treatment as an avenue for disease modification, a series of in vitro investigations designed to focus on drug effects on chondrocyte biology will be performed.

Aims

1.Develop and confirm models that will mimic articular cartilage chondrocyte biology.

2.Investigate the use of Ampion treatment in the preservation of cartilage and in chondrogenesis or recapitulation of cartilage.

Materials and Methodology

1.   Chondrocyte/Chondrogenesis modeling

a.Rationale.

To achieve our project objectives, it is imperative that a model assess the expression of chondrocyte cellular markers and function. In vitro human chondrocyte models, derived from both normal and OA tissue, will be used to mimic cartilage biology and later challenged by inflammatory and/or mechanical activation to exhibit signs of disease. One of the challenges of chondrocyte cell culture is a well-known and rapid "de differentiation" of these cells following removal from the body. As a result, they need to be carefully recapitulated to their original state. Thus, several protocol options will be evaluated to confirm they are exhibiting the requisite functional dynamics. These will include but are not limited to expansion of cells into working cell banks followed by:

1)	culturing in the presence of chondrogenic growth factors,

2)	Three-dimensional (3D) culture techniques, and

3)	temporal analysis of said cultures.

These models will be tested in the cells in the presence of Ampion (AR-100 and AR-300) with specific metrics in mind.

b.Materials and reagents.

i.	Commercially available chondrocytes derived from normal and/or OA knee tissue and companion growth mediums.

ii.	Chondrocyte differentiation mediums.

iii.	3D cell culturing matrix.

iv.	Consumable cell culture ware including plates, pipets, etc.

v.	Recombinant cytokines for differentiation of cells.

c.Methodologies.

i.    Banking of cells.

1.All purchased cells will be expanded following standard or recommended protocols and then working banks of cells prepared for experiments. These banks will consist of individual use vials stored in liquid nitrogen.

ii.Monolayer culture of chondrocytes.

1.	The simplest model for evaluation will be the culturing of chondrocytes in monolayers on standard tissue culture plastics.

2.	Banked cells will be cultured using basal medium formulations as controls and compared to mediums containing chondrogenic signals (i.e., TGFP)

3.	Pros.

a.This model will allow for the highest throughput for drug testing.

4.	Cons.

a.	Evidence suggests that this model may result in the highest level of variability, which will be captured and documented in research reports.

b.	The cells will also be subject to dedifferentiation artifacts and poor chondrogenic properties using this method.

iii.Micromass culturing.

1.	To improve chondrocyte function, high density chondrocyte "pellets" will be cultured in tissue culture plates and/or low binding tubes.

2.	These cultures will be conducted and evaluated for 7 to 21 days.

3.	Pros.

a.	Following this method, cells will be easy to handle, process, and manipulate as free-floating pellets in culture.

4.	Cons.

a.	Some critical markers or chondrocyte functions may take up to 21 days for appreciable detection.

iv.3D cultures.

1.	Chondrocytes will be cultured 3 dimensionally by placing in alginate and collagen gels.
2.	As with micromass, these cultures will be performed for 7 to 21 days.

3.	Pros.

a.	Evidence suggests that 3D culturing represents the best model for establishing chondrocyte characteristics.

4.	Cons.

a.	Some critical functional markers may take up to 21 days for full expression.

b.	Gels must be degraded prior to cellular analysis.

c.	Gel components may not be suitable for mass spec analysis.

2.Chondrocyte models and drug interventions

a.	Rationale.

The chondrocyte culturing phase listed above will be utilized to identify techniques deemed suitable for in-house "bioassay" use. It is important to note here that these bioassays will not be rigorously validated following USP standards. Instead, we will use this phase to identify metrics that prove 1) repeatable and 2) provide enough dynamic range for meaningful drug testing and statistical analysis. To expedite the drug discovery process, these experiments will be conducted using appropriate controls as well as Ampion (AR-100 and/ or AR-300 as appropriate).

b.Materials and reagents.

i.	Consumable cell culture ware including glass plates, coverslips, etc.

ii.	Immunostaining antibodies and reagents.

iii.	Recombinant cytokines for activation of cells.

iv.	qPCR plates and reagents

c.Methodologies

i.	Validation or confirmation of chondrocyte function and markers in models.

1.Chondrocyte phenotypes will be established using markers as follows.

a.    Proposed chondrocyte phenotype analysis.

i.	Catabolic: MMP expression and ROS generating enzymes.

ii.	Anabolic: Col2al, TGFB, BMP, IGF-1.

iii.	Hypertrophic: Col IO and Runx2

iv.	De-differentiated: Coll

b.     Additional markers of importance.

i.	Proteolytic enzymes including but not limited to MMP-1, MMP-3, and MMP-13.

ii.	SOX9.

iii.	Aggrecan.

c.    Analyze and quantify by RTPCR using primer pairs and/or commercially available arrays from above.

d.    Analyze and quantify by immunostaining, western blot, and/or in-cell western blot using select antibodies from above.

2.	Cellular secretomic and proteomic analysis to be performed via Trauma Research mass spec core center.

3.	Integrity and/or make up of ECM in cultures will also be performed using proteomic analysis via Trauma Research mass spec analysis and Alcian blue staining.

4.

Compare marker expression versus de-differentiated cells and/or saline controls. Appropriate positive and negative controls to also be identified and used for comparative analysis (NSAIDs, dexamethasone, etc.).

ii.	Exploration of immuno- or mechano-stimulation of models.

1.	Following marker development and confirmation, the models will then be challenged using pro-inflammatory cytokines and/or mechanical stress using TR pressure chamber.

2.	Expression of proven markers will then be evaluated between Ampion and control treatment groups.

3.Mesenchymal stem cell modeling

a.	Rationale.

Models for chondrogenesis and/or chondrocyte biology can also be derived from primary stem cell culture. Following these methods, in vitro chondrocytes can be generated from mesenchymal stem cells and will be mentioned here as an alternative approach to above. These cells will be explored following chondrocyte modeling described above.

b.	Materials and reagents.

1.    Bone marrow-derived mesenchymal stem cells (BMMSC).

11.  Passage and differentiation mediums.

111.Culture ware and staining/testing material listed above.

c.	Methodologies.

1.    In brief, micromass culture of BMMSC would be conducted for 21 days to generate chondrocyte-like cells.

11.  Metrics and markers would be established as described above.

4.Synoviocyte modeling

a.Rationale.

One of the most abundant cell types present in synovial joints are synoviocytes. These cells comprise the synovial lining and function to produce synovial fluid, which provides lubrication for the joint as well as nutrition for chondrocytes. Two distinct types of synoviocytes exist: type A macrophage-like and type B fibroblast-like. Since these cells interact directly with chondrocytes and can contribute to OA pathology, we also propose that cocultures of these cells should also be conducted after establishment of the model above.

b.Material and Reagents.

i.	Primary synovial cells. Commercially available sources exist which should include both type A and type B cells.

ii.	Companion expansion mediums.

iii.	Tissue culture plate inserts.

iv.	Cytokines for cellular activation.

c.Methodologies.

1. Coculture of synoviocytes with chondrocytes.

1.	To evaluate potential interaction between chondrocytes and synoviocytes, coculturing of these cell types can be performed in the presence of Ampion with the metrics described above quantified.

2.	To achieve this, cell culture inserts containing chondrocyte gels or pellets will be added to plate wells with established synoviocyte monolayers.

3.	Activating cytokines (. i.e., IL-1 and/or TNFa) can then be added to either side of the insert.

4.	Conditioned mediums, RNA, and total protein extracts can then be evaluated at select time points.

ii.	Culture of chondrocytes with synoviocyte conditioned mediums.

1.	As an alternative approach, conditioned mediums from synoviocytes can be placed on chondrocyte cultures.

Budget and Timelines

Chondrocytes

The methods listed above will be evaluated, in concert, to determine the most appropriate model for in-house use. All appropriate positive and negative controls will be identified and tested in addition to saline and drug treatment groups in early development to expedite the generation of preliminary data. Due to the extended time needed for these culturing techniques, this phase will take approximately 3-4 months to determine the approach. An additional 3-4 months will be required to gather replicates for statistical analysis.

BMMSC & Synoviocytes

Stem cell methodologies are provided as an alternative approach to the chondrocyte culture techniques mentioned above. If the initial chondrocyte culturing experiments do not appear to meet investigational requirements, the budget listed above can be pivoted to BMMSC reagents with no foreseen adjustment.

The synoviocyte proposal is highly dependent on the success of the chondrocyte model characterization and will be performed as necessary.

2.	Investigation of Inflammasome Inhibition by Ampion

Background

Inflammasomes are multiprotein inflammatory complexes that can activate caspases to produce cytokines and induced pyroptosis. Moreover, these key inflammatory features are intimately associated with the release of IL-1β and IL-18 during infection, inflammation, and autoimmune conditions. Thus, targeting of this pathway has far reaching therapeutic implications.

We have previously demonstrated that Ampion exhibits an ability to inhibit the release of IL-lβ from PBMC and THP-1 activated cells using LPS or TLR7/8 agonists, respectively. To explore the expansion of Ampion outside of OA, a deeper investigation into inflammasome signaling will be investgiated.

Aims

1.

To establish specific inflammasomes and pathways (ie; canonical vs non-canonical) responsible for the observed inhibition IL-1β release by Ampion in immune cells to support target indication expansion of Ampion.

Materials and Methodology

1.	Cell culture models to employ.

a.	Monocytic cell lines including immature and differentiated THP-1 and U937 cells.

b.	Primary monocytes

c.	Monocyte-derived macrophages and or dendritic cells.

d.	Neutrophils

e.	Epithelial cells

2.	Differentiation protocols

a.	PMA

b.	M-CSF or GM-CSF for MO differentiation followed by 1) IFNy = Ml, 2) IL-4 and/or IL-13 = M2 or dendritic

3.	Transcriptome

a.	qPCR arrays and/or select targets

4.	Proteomics and Metabolomics

5.	Western blot

a.	Targets: Caspase 5, Caspase 1, NLRP (NLRP3 and NLRP12) species, AIM2, etc.

b.	Performed using standard protocols and/or in-cell.

c.	Pull downs to determine complexes affected by Ampion

6.	Immunostaining

a.	Evaluate localization of inflammasome complex proteins in the cell. For example, tubulin together with NLRP3 to establish if increased acetylation correlates with lack of perinuclear localization.

7.	siRNA knockdown

a.	Knock down of target inflammasome proteins to determine impact on Ampion activity.

8.	ELISA for IL-Iβ

a.	Determine secreted IL- I β levels from each model with and without Ampion

Budget and Timelines

Investigation into Ampion-mediated inhibition of the inflammasome will include optimizing culture and treatment conditions of inflammatory cell types including several distinct cell types contribute to chronic inflammation in the knee, such as chondrocytes, synoviocytes, and immune cells. The work will likely follow a similar budget and timeline when compared to the chondrogenesis project.

3. Proteomics & Metabolomics Analysis

Background

The sum of all proteins in a tissue or cell is referred to as the proteome. Proteomics studies proteins and their quantities, structure, modifications, and functional roles in biochemical processes. Proteins are the final effector of cell behavior and cellular homeostasis, and proteomics offers a glimpse into how these processes are being regulated. Additionally, as many diseases tend to manifest at the protein level it is vital to understand how the proteome differs or changes in healthy vs disease or in responding to pharmaceutical treatment.

Metabolomics can be considered the most current state of metabolic function, as metabolite changes can occur on the timescale of seconds to minutes. Quantifying metabolites and other small molecules allow a look into what metabolic pathways are active. For example, what sugars and amino acids are being consumed by cells and the byproducts being produced allude to which energy pathways the cells are using are make energy. After drug treatment, metabolomics can be used to reveal how a drug is altering cellular metabolism, as well as how the drug is being metabolized.

Aims

1.   Support the two objectives: 1) chondrogenesis to support disease modifying osteoarthritis drug (DMOAD) applications; and 2) inflammasome mechanism of action to support target indications and development application outside of OA by identifying proteins and metabolites that change as a result of Ampion treatment by quantification using Liquid Chromatography-Mass Spectrometry (LC-MS).

Materials and Methodology

1.	Equipment and consumables

a.	Acquity UPLC BEH C18 Column
b.	Acquity UPLC BEH Amide Column
c.	Bead Beater
d.	10kd Molecular weight cut off filters (Microcon or Vivacon)
e.	Top14 Depletion columns (if there will be any exposure to albumin or blood)
f.	Pierce Rapid Gold BCA Protein Assay Kit
g.	Pierce C18 spin tips
h.	Waters Autosampler Vials
i.	1.5ml and 2.0ml low protein binding tubes
j.	Glass Beads 0.5mm-1.0mm

2.	Reagents
a.	All Reagents for LC-MS need to be of ultra-pure grade, this includes ReagentPlus, and Optima grade for liquid solvents.
b.	Heavy labeled metabolite standards.
c.	Sequencing Grade Trypsin
3.	Software
a.	Masslynx
b.	Mascot Server
c.	Mascot Distiller and Daemon
d.	Scaffold Elements

4.	Proteomics
a.	Sample Prep
i.

All Samples will be processed according to optimized FASP (filter-aided sample preparation) protocols. This involves capturing proteins on molecular weight cut-off filters. Captured proteins are then denatured and extensively washed before being digested overnight with the enzyme, trypsin.

11. Peptides collected post-digest will be desalted, washed, and cleaned up using C18 resin spin tips. Cleaned peptides will then then be eluted into waters autosampler vials for injection on LC-MS.

b.	LC-MS Analysis and data analysis
i.	Peptides will be injected onto Waters Acquity UPLC BEH column and run with a 3-hour gradient.

11.  RAW data files for each sample will then be searched for identifications using MASCOT server and the program Mascot Daemon.

m.	Excel reports from Daemon will be used to move forward with protein reports and data analysis using the following but not limited to:
1.	MetaboAnalyst
2.	Ingenuity Pathway Analysis
2.	Metabolomics
a.	Sample Prep
i.

All samples will be processed according to an optimized metabolite extraction protocol. Hydrophilic metabolites will be extracted from cells and tissues using a polar lysis buffer (50/30/20 MeOH/ACN/H2O)

b.	LC-MS analysis and data analysis

i.   Metabolites will be injected onto the Waters Acquity UPLC BEH column and run with a 10 min method

11.  RAW data files for each sample will be searched using Scaffold Elements Program

111.  Data analysis and reports can be done and generated in Scaffold Elements.

Budget and Timeline

Reagent quality for LC-MS must be stringent due to the sensitivity of this technique will be billed to Ampio as a pass-through cost. Further, the costs associated with proteomics and metabolomics center on the type ofreagents necessary to answer the research question. For example, proteins or metabolites that have been labeled with heavy atoms are used for standards when quantifying specific proteins/metabolites. However, for semi-quantification, it is not necessary to have a heavy standard, so it depends on where the initial results lead Ampio. Running LC-MS, processing the data, and interpreting results will require significant time from a highly trained TR scientist.

As the TR Omics group will be processing samples handed off from other arms of the research group, the timeline will be impacted by the receipt of samples. Once samples are in hand, sample prep for proteomics generally takes 2 days. Metabolomics sample prep can be done and analyzed in one day. Proteomics LC-MS run time is 3 hours per sample. Metabolomics run time is 10-30 minutes per sample. Once these data are obtained, processing, analyses, report writing, and figure generation will be delivered within 4-6 weeks of the completed experiment.

The Omics team will deliver protein and metabolite identification reports, corresponding raw data, and team-guided figures to aid visualization of report results, which will be summerzied in a research report. These data will help guide the research team in several ways: 1) elucidate proteins and metabolites that are differentially regulated in chondrocyte biology downstream of Ampion treatment, 2) uncover protein and metabolic pathways that are regulated by or changing with Ampion treatment in chondrocytes and other cells associated with joint inflammation, 3) identify possible targets for future drug development, and 4) understanding how Ampion is affecting the proteome and influencing cellular metabolism .

4. Bioinformatics

Background

Ampion has been clinically shown to reduce pain and delay total knee replacement in OAK patients. In vitro studies in OA chondrocytes and mesenchymal stem cells support the hypothesis that Ampion promotes chondrogenesis and cartilage repair; however, these studies focused on a small number of select genes and proteins. Consequently, a broader understanding of the ability of Ampion to promote chondrogenesis is warranted. Comprehensive and unbiased bioinformatic analyses empower our ability to discover complex biological systems such as the promotion of chondrogenesis driven by Ampion. Increased chondrogenesis in OAK patients would be considered a modification of this disease, and by characterizing the effects of Ampion with bioinformatics, a comprehensive understanding may support the idea that Ampion is both a symptomatic treatment and a disease modifying biologic in OA patients.

As a biologic, Ampion contains several known and unknown components. An efficient method to test the therapeutic implications of Ampion is to describe cellular changes in gene expression (transcriptomics), protein (proteomics), and metabolic pathways (metabolomics) that are regulated by Ampion. These 'omics' datasets are very large and difficult to interpret because building connections between tens to thousands of molecules and how they relate to cellular processes is humanly impossible.

To aid in these types of analyses, the fields of biology and computational sciences joined to form bioinformatics. Ingenuity Pathway Analysis (IPA) is a bioinformatics software that contains a vast 'knowledgebase' of biologically relevant connections between biomolecules, chemicals, and drugs. Unlike other online bioinformatics software, the IPA knowledgebase has been hand curated by scientists from published literature and thus not only contains biologically relevant connections but the consequences of their regulation. For example, molecule A regulates

100 different genes with the potential to change cellular behavior. With treatment, molecule A is activated, and 40 genes increase, which is reflected in the dataset. IPA analyzes the dataset and predicts the cellular consequences (increased/decreased proliferation, anti-/pro-inflammation, etc) of increased expression of those specific genes.

The limited historical omics data featuring Ampion compared to control treatment has shown that between different cell types analyzed, Ampion regulates unique target molecules. By expanding our knowledge of Ampion target molecules through omics dataset generation, we will investigate opportunities for further development of other disease indications in the future.

Remarkably, the public domain of omics datasets featuring human disease-states or animal models of human disease has greatly expanded. Thousands of datasets are available to download, process and analyze. Many of these datasets have been published from peer-reviewed manuscripts.

The overarching purpose of the bioinformatics division of the Ampio research program is to make biologically relevant connections between Ampion regulated molecules in cells or tissues and how that relates to Ampion's therapeutic potential by comparing to public omics datasets of disease.

Aims

1.Process for IPA upload historical data generated by Ampio Pharmaceuticals.

2.Analyze and interpret historical data generated by Ampio Pharmaceuticals.

3.	Provide guidance on experimental design of future Ampio Pharmaceutical omics datasets.
4.	Process Ampio Pharmaceutical historic or future raw data with Qiagen CLC genomics workbench or R programming software to generate datasets for upload into IPA.
5.	Analyze Ampion datasets in IPA and report results.

6.Compare Ampion datasets to each other in varying cell types and conditions.

7.Interpret IPA findings of future omics datasets generated by Ampio Pharmaceuticals.

8.Acquire and analyze with Qiagen CLC genomics workbench or R programming software datasets of human disease or, if necessary, animal models of human disease and prepare them for upload to IPA and comparison to Ampion datasets.

9.Compare Ampion omic datasets to public datasets of human disease or, if necessary, animal models of human disease.

10.	Produce and deposit to the M drive at Ampio Pharmaceuticals research reports with all data, programming scripts, IPA summaries, and graphs of interest to disseminate findings.

11.	Compose and revise manuscripts based on findings of scientific importance.

12.	Publish manuscripts that further drug development of Ampion in peer-reviewed journals.

Resources and Materials

●	PhD scientists trained in omics dataset generation, analysis, and interpretation
●	Computing resources including high-speed internet, server support, computers, monitors, and other computer peripherals
●	Licenses of Qiagen software (IPA and CLC genomics workbench)
●	R programming and related software
●	Historical data from experiments comparing Ampion to control treatment with full experimental design and details. Data not received in IPA upload format will require processing
●	Raw omics data from future experiments comparing Ampion to control treatment with full experimental design and details

•	Network access to M drive

●	Fees related to publication of manuscripts, color figures, and manuscript open access

Methodology

Raw omics data analyses

The CLC genomics workbench will be used to process raw RNA sequencing (FASTQ) files through a workflow that includes sequence trimming, quality control, genomic alignment, and quantification of reads. Statistical analyses of omics (transcriptomics, proteomics, and metabolomics) count data will be performed in R programming software [1] with the DESeq2 [2] package. To determine differences in target molecule regulation by Ampion log2 fold-changes, p values, and adjusted p-values will be calculated. Genes with an adjusted p-value < 0.05 will be considered differentially expressed.

In silica pathway analysis

Calculated differential gene expression values will be uploaded into Ingenuity Pathway Analysis (IPA) software (Qiagen Digital Insights, Redwood City, CA, USA). Expression Core Analyses will be run based on Expression Log Ratios with an adjusted p-value < 0.05 using the Ingenuity Knowledge Base as reference. Using the default node setting, a graphical summary will be generated by IPA that reflects the overall top regulated entities for each individual analysis. Further, IPA analyses will be used to computationally infer upstream regulators that are predicted to have similar or opposite actions to the effect of Ampion. Z-scores will be calculated, where z > 0 predicts activation or similar regulation, and z < 0 predicts the converse; an absolute value of 2 will be used as a significance cutoff. Additional analyses including but not limited to Analysis Match, Network Analysis, and Enrichment analyses will be performed as deemed necessary.

Budget and Timeline

Bioinformatics analysis of the effect of Ampion on transcription in immunostimulated PBMCs is currently underway. The manuscript entitled "LMWF5A (Ampion) Demonstrates an Anti-Inflammatory Mode of Action and Similar Drug Targets to Dexamethasone in Activated PBMC" is under peer review at Molecular Biology Reports. These data will also be used to draw connections between Ampion and chondrogenesis. Direct analysis of omics data from inflammasome and chondrocyte experiments will be dependent on timing of raw data receipt.

Depending on the level of processing of raw data per each experiment, final upload into IPA may take up to 3-4 weeks for a part-time scientist. Full IPA analysis is an ongoing process depending on what data show and the areas of interest that arise. Analysis and manuscript completion may take up to 3-6 months for a part-time scientist. Research report(s) will be delivered within 4-6 weeks of completed work, and a full report summarizing all work will be presented quarterly.

Dataset analyses will be deposited to the M drive server at Ampio Pharmaceuticals. The format will be a research report and include all files that are required to repeat the analyses.

These files may include but are not limited to original data, programming scripts, IPA summaries, and graphs of interest.

Results and findings that are determined to contribute to the drug development of Ampion will be written into manuscripts and submitted to peer-reviewed journals with Sponsor approval. Upon receipt ofreviewed manuscripts, TR will address, if necessary, reviewer's comments and revise the manuscripts.

5.Budget Summary

Investigation	Timeline	Cost
1. Chondrocytes / Chondrogenesis		$100,000
2. Inflammasome		$50,00
3. Proteomics & Metabolomics		$50,00
4. Bioinformatics		$50,00
Totals	12 months	$250,000
Pass-through estimate		$150,000

Payment terms: Trauma Research, LLC (TRLLC) will invoice Ampio $20,833.33 per month, representing the monthly Investigation Fee, for a period of twelve (12) months which represents the Investigation Period. The payment of the invoice shall be due and payable within fifteen (15) days upon receipt of the invoice. In addition, TRLLC shall invoice Ampio for pass-through costs incurred related to the investigational work as further defined in the Research Program Plan. The invoice for pass-through costs shall have reasonable support for such costs and not exclude any mark-up I overhead charge and shall be due and payable upon receipt invoice.

Deliverables: Research report(s) will be delivered on a rolling basis within 4-6 weeks of completed work, and a full report summarizing all work performed in to date will be presented quarterly. It is anticipated this work will result in 2 peer-reviewed publications.

Expected start date: 31 January 2022

Expected termination date: 31 January 2023

Sponsor provides: Test articles and 2 FTE resources

TR provides: As described

Pass-through costs: An estimated budget for reagents, consumables, and the potential of out sourced testing (i.e. ELISA array analysis) is provided. TR will be responsible for ordering and billing pass-through costs.

6.	Budget Approval

Approval to proceed as described:

COMPANY:		CONTRACTOR:

Ampio Pharmaceuticals, Inc.		Trauma Research LLC

By:	/s/ Michael A. Martino	By:
Name:	Michael A. Martino	Name:	David Bar-Or
Title:	Chairman & CEO	Title:	Director